Exhibit 99.1

Alliqua BioMedical, Inc. to Present New Data at the Spring 2017 Symposium on Advanced Wound Care

Features Five New Poster Presentations on Interfyl™ and UltraMIST® Therapy

YARDLEY, Pa., April 5, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or “the Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, will present new data at the Spring 2017 Symposium on Advanced Wound Care (“SAWC”), being held at the San Diego Convention Center in San Diego, CA from April 5 – 9. The company will feature five poster presentations summarizing new data and information related to its Interfyl and UltraMIST Therapy products.

“The posters we are presenting at this year’s Spring 2017 Symposium on Advanced Wound Care include patients with various co-morbidities, and together demonstrate the potential for practitioners to improve clinical outcomes through the use of our UltraMIST Therapy and Interfyl products in addition to the standard of care,” said Nino Pionati, Chief Strategy and Marketing Officer of Alliqua BioMedical. “We are excited to showcase these findings during the SAWC as they lend support for our continued efforts to educate the medical community on the clinical efficacy of our regenerative therapy products.”

The following three poster presentations featured Alliqua’s UltraMIST Therapy (referred to in the presentations as noncontact low-frequency ultrasound technology or “NLFU”):

Good Vibrations: The Use of Noncontact Low-Frequency Ultrasound Therapy (NLFU) in the Treatment of Chronic Wounds in the Pediatric Population. F. Elsass

•	NLFU was used for chronic wounds in three pediatric cases. All patients achieved improvement in the wound healing as evidence by complete closure or 50% improvement within two weeks of treatment with NLFU. Decreased slough and decreased pain and/or discomfort during dressing changes was also noted.

Eradication of Pseudomonas Aeruginosa and Improved Healing of Complex Chronic Wounds Using Noncontact Low-frequency Ultrasound. J. Seegmiller and C. Rash

•	NLFU was used for chronic wounds in four cases where pseudomonal infections were present. All patients failed to clear the pseudomonal infection with culture-directed antibiotics and management of underlying comorbidities, but experienced complete eradication of all pathogens with 75%-100% improvement in wound healing following 4-6 weeks of twice weekly UltraMIST therapy.

The Use of Noncontact Low-Frequency Ultrasound in the Treatment of High Risk or Non-healing Wounds. A. Barrup and S. Hardin

•	In a retrospective review of three cases, NLFU was used as an adjunct to standard of care for wounds of varying etiologies. Despite significant co-morbidities, high risk for further amputation in subject #1, over two months without healing in subject #2, and high risk of hardware compromise due to infection in subject #3, all three patients had full or near full wound resolution with the inclusion of NLFU in their course of care.

The following two poster presentations featured Alliqua’s Interfyl Connective Tissue Matrix (referred to as human placental connective tissue Matrix or “hCTM”):

Initial Observations with Use of a Human Placental Connective Tissue Matrix (hCTM) as a Filler for Soft Tissue Defect. C. Corwin

•	Three patients being treated for chronic wounds had hCTM included in their treatment regimen. All three wounds completely closed within a few weeks. Of particular note, there was significantly decreased edema, erythema and postoperative pain compared to what was expected based on past experience with similar procedures. The diminished edema appeared to keep tension off the incision line which may have prevented dehiscence. hCTM, as a soft tissue filler, was able to remedy surgical wound defects and was associated with postoperative observations of less pain and edema than would be expected without its use in similar procedures even in patients with significant comorbidities.

Human Placental Connective Tissue Matrix (hCTM) a Pathway Toward Improved Outcomes. D. Mrdjenovich

•	A case series of 3 post-revision wound patients, with multi-factorial complications and co-morbidities were evaluated. Response to wound care strategies that included hCTM resulted in improving the condition and stability of 3 wounds. This clinic observed viable tissue regeneration, with reduced pain, inflammation and drainage. Throughout the observation periods, all patients’ responses progressed in a steady rate toward closure with no observed set-backs. Additionally, it was concluded that increasing the frequency of hCTM application with the addition of a biological covering showed a more favorable outcome when considering rate of response.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its UltraMIST® Therapy System, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

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Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com